Exhibit 99.1

Southwestern Energy First Quarter 2012 Earnings Teleconference

Speakers:

Steve Mueller; President and Chief Executive Officer

Greg Kerley; Executive Vice President and Chief Financial Officer

Steve Mueller; President and Chief Executive Officer

Good morning and thank you for joining us.  With me today are Bill Way, our Chief Operating Officer, Greg Kerley, our Chief Financial Officer, Jeff Sherrick, Senior VP of Corporate Development, and Brad Sylvester, our VP of Investor Relations.

If you have not received a copy of yesterday’s press release regarding our first quarter 2012 results, you can find a copy on our website at www.swn.com. Also, I would like to point out that many of the comments during this teleconference are forward-looking statements that involve risks and uncertainties affecting outcomes, many of which are beyond our control and are discussed in more detail in the Risk Factors and the Forward-Looking Statements sections of our annual and quarterly filings with the Securities and Exchange Commission. Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

To begin, we had a good quarter. Production grew 16%, costs remained low, our balance sheet was strengthened and we have improving results in our Brown Dense play in southern Arkansas and northern Louisiana.  Stopping the summary at this point ignores the gas price clouds casting dark shadows over the entire industry’s gas investments.

We continue to respond to current prices.  Only economic wells are being drilled in our Fayetteville project and we have continued to add firm capacity in the Marcellus to insure getting the gas to the most liquid points of sales.  In addition, we have revisited our capital budget again and are moving at least $50MM from our development activities and midstream to accelerate drilling and leasing in our New Ventures projects.  Our goal is to understand the potential for both the Brown Dense and Colorado plays by year end.  Our simple machine continues to perform and we are excited about how 2012 is unfolding.

Fayetteville Shale Play

Moving to our operating areas, we placed 146 operated wells on production in the Fayetteville Shale during the first quarter. After announcing the play almost 8 years ago, in April we surpassed the milestone of 2.0 Bcf per day of gross operated production from the Fayetteville Shale and on May 2 we surpassed the milestone of cumulative gross operated production of 2.0 Tcf of natural gas from the play. My heartfelt thanks and admiration go out to the many employees at Southwestern Energy over the years who have made and continue to make this possible.

Our operated horizontal wells had an average initial production rate of 3.3 million cubic feet of gas per day, an average completed well cost of $2.8 million per well with an average drilling time of 7.3 days during the first quarter. We also placed 26 wells on production during the quarter that were drilled in 5 days or less. Looking ahead, we will continue to target the best wells in the field and expect that our initial producing rates will start to increase over the next several quarters as we continue to high-grade our drilling program in Fayetteville Shale.

Also, in April, we placed the initial orders for two frac spreads that will be operated by a new subsidiary called SWN Well Services.  Delivery date is expected in the fourth quarter and initially the equipment will work in the Fayetteville Shale. Each crew will be able to frac between 100 and 120 wells per year and savings of approximately $200,000 per well are expected on wells frac’d with SWN’s equipment.

Marcellus Shale

In Pennsylvania, we have 24 operated Marcellus Shale wells located in Bradford County that are producing and net production from the area was 9.3 Bcf in the first quarter of 2012, which is up from 2.8 Bcf in the first quarter of 2011. Gross operated production was approximately 122 million cubic feet of gas per day at March 31.

We also began selling gas from our Price area in Susquehanna County earlier this week.  Our first well, the North Price #5H, was put to sales on Tuesday and everything looks very encouraging. The rate this morning was 3.9 MMcf/d on a 16/64” choke with about 3,000 psi FTHP and 3,300 psi casing pressure. The casing pressure is indicative of very little drawdown at these rates, so we will proceed with opening the well up slowly over the next few weeks. Now that this line is in place we will begin to see other wells in this area placed on production throughout the rest of the year.

In April, we entered into a new 15-year firm transportation agreement on the Constitution Pipeline with a total capacity scaling up to 150 million cubic feet of gas per day. This project is expected to be in-service by the second quarter of 2015. With this announcement, we currently have firm transportation and sale agreements in place for 325 MMcf per day by the end of 2012, 517 MMcf per day by the end of 2013, 557 MMcf per day by the end of 2014 and 707 MMcf by the end of 2015.

Finally, the Bluestone Pipeline is progressing well and we believe that the north end of the pipe which will transport gas from our Range Trust area in Susquehanna County will now likely be in-service no later than September of this year.  The southern end of the pipeline is on schedule to transport gas from our Price area in November.

Ark-La-Tex

In our Ark-La-Tex division, we produced 8.2 Bcfe during the first quarter and earlier this week we closed on the sale of the oil and natural gas leases, wells and gathering equipment in our Overton Field in East Texas for approximately $175 million. The proceeds from this sale will be used to facilitate potential like-kind exchange transactions pursuant to Section 1031 of the IRS Code. We incorporated the sale of Overton into our production guidance back in February, so we continue to guide total SWN production at 560 to 570 Bcfe for 2012.

New Ventures

As for New Ventures, we hold approximately 3.6 million net undeveloped acres, of which 2.5 million net acres are located in New Brunswick, Canada.

In our Lower Smackover Brown Dense play in southern Arkansas and northern Louisiana, we hold leases on 540,000 net acres and have drilled three wells in the area. Our first well, the Roberson located in Columbia County, Arkansas, was placed on production in February and its highest producing rate was 103 barrels of 36o API oil per day with 200 Mcf per day. The well was then shut-in for pressure-buildup testing in March and we continue to perform testing on the well, which includes re-completing one stage in the heel of the well with acid last week.

Our second well, the Garrett located in Claiborne Parish, Louisiana, was placed on production in late March and its highest producing rate was 301 barrels of 52o API oil per day with 1,700 Mcf per day and 2,200 barrels of flowback water per day.  Approximately 55% of the frac fluid has been recovered to date. All of the production to date has been through casing. We are currently running tubing in the well and believe that oil production from this well will continue to increase until fluid recovery reaches somewhere around 65% of total, which should be somewhere around the end of May.

Our third well, the BML located in Union Parish, Louisiana, was drilling out of the curve in late-March when we received a pressure kick which resulted in sticking the pipe. We then sidetracked the well and are currently drilling over 4,000 feet in the lateral. In our first attempt, we were drilling with 11.4 ppg mud weight and during the kick increased the mud weight to 15.6 ppg mud. Data indicates that was an oil kick. The sidetrack was drilled with an average mud weight of 15.4 ppg. We will fracture stimulate this well in 30 stages later this month.

As I mentioned earlier we want to accelerate testing the Brown Dense, so we have decided to shift some capital away from our other operating areas and currently we are evaluating adding another rig in the area sometime in the third quarter of 2012.

We also hold 264,000 net acres located in the DJ Basin in eastern Colorado where have begun testing a new unconventional oil play targeting middle and late Permian to Pennsylvanian carbonates and shales. In April, we spud our first well in Adams County, Colorado, and it has reached a total depth of 9,543 feet and is currently logging.  We have already taken 90 feet of core and once the vertical well is logged and evaluated, we plan to drill a 2,000-foot lateral which will land in the Marmaton formation. The rig will next move and drill the Staner 5-58 #1-8 well located in Arapahoe County to a total vertical depth of 9,000 feet.

In closing, we will continue investing in quality projects and innovate both to develop new ways to drive down costs and find new opportunities to invest in. We have done this in the past and we will continue doing this in the future. Our Brown Dense and Colorado plays are just additional steps in that innovation process.

I will now turn it over to Greg Kerley, our Chief Financial Officer, who will discuss our financial results.

Greg Kerley – Executive Vice President and Chief Financial Officer

Thank you, Steve, and good morning.

We reported earnings for the first quarter of $108 million, or $0.31 per share, down from $137 million, or $0.39 per share, in the first quarter of 2011, as lower gas prices offset the positive effects of our production growth.  Our discretionary cash flow was $371 million in the first quarter compared to $392 million for the same period in 2011, and reflected our strong hedge position in 2012.

Our average realized gas price of $3.49 per Mcf was down 15% from the same period last year, while year-over-year spot gas prices were down approximately 39%.  Our realized gas price included gains from our commodity hedging activities which increased our average gas price by $1.25 per Mcf during the first quarter.  For the remainder of 2012, we have 200 Bcf of our gas production hedged at a weighted average floor price of $5.16 per Mcf.  Our commodity hedge position, along with the cash flow generated by our Midstream Services business which is not dependent on gas prices, provides us with solid protection on approximately two-thirds of our expected cash flow for 2012.

Operating income for our E&P segment was $116 million during the quarter, compared to $178 million in the same period last year.  Our cost structure continues to be one of the lowest in the industry, with all-in cash operating costs of $1.31 per Mcfe for the first quarter, which included approximately $0.04 per Mcf related to one-time catch up expenses primarily related to the new Pennsylvania well impact fee.

Operating income from our Midstream Services segment continues its strong growth as it increased by 29% in the first quarter to $69 million.  The increase in operating income was primarily due to the increase in gathering revenues from our Fayetteville and Marcellus Shale plays.  At March 31st, our Midstream segment was gathering approximately 2.2 billion cubic feet of natural gas per day through 1,800 miles of gathering lines in the Fayetteville Shale play, compared to gathering approximately 1.9 billion cubic feet per day a year ago.

Our planned total capital investment program for 2012 of $2.1 billion is front-end loaded in the first two quarters.  So, in the current price environment we would expect a decline in our capital investing during the third and fourth quarters of the year, along with a heavier weighting towards testing of our New Ventures oil plays.

In March, we privately placed $1 billion of 10-year Senior notes at an interest rate of 4.1% further strengthening our balance sheet and our liquidity.  With this placement, we currently have nothing drawn on our unsecured $1.5 billion credit facility and had cash on the books at the end of the quarter of around $200 million.  And on May 1st we closed on the sale of our Overton properties for approximately $175 million, before purchase price adjustments, further strengthening our liquidity.  Our capital structure continues to be in great shape with a net debt to book capital ratio of 25%, on par with where we ended 2011, and our net debt to market capitalization ratio is a low 13%.

Looking ahead, we will continue to respond to current gas prices and are focused on reducing our costs even further and on keeping our balance sheet in good shape.  That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2012.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	3 Months Ended Mar. 31,
	2012	2011
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 444,663	$ 396,479
Add back (deduct):
Change in operating assets and liabilities	(73,843)	(4,947)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 370,820	$ 391,532